T. ROWE PRICE STATE TAX-FREE FUNDS, INC.

(“Corporation”)

PLAN PURSUANT TO RULE 18f-3

 The Corporation hereby adopts this plan pursuant to Rule 18f-3 under the Investment Company Act of 1940 (“1940 Act”), with respect to the T. Rowe Price California Tax-Free Money Fund (“Fund”), setting forth the separate arrangement and allocation of income, realized gains and losses, unrealized appreciation and depreciation (when applicable), and expenses of each class of shares. Any material amendment to this plan is subject to prior approval of the Board of Directors, including a majority of the independent Directors.

INCOME AND EXPENSES

CALIFORNIA TAX-FREE MONEY FUND (“Investor Class Shares”)

Investor Class Shares shall bear all expenses incurred directly on behalf of the Investor Class Shares (“Class Level Expenses”). Investor Class Shares shall also bear that portion of the Fund’s income and expenses not incurred directly by a particular class (“Fundwide Expenses”) as the net assets of the Investor Class Shares bear to the net assets of the Fund, excluding the value of subscriptions receivable.

CALIFORNIA TAX-FREE MONEY FUND—I CLASS (“I Class Shares”)

I Class Shares shall bear all expenses incurred directly on behalf of the I Class Shares (“Class Level Expenses”). I Class Shares also bear that portion of income and Fundwide Expenses as the net assets of the I Class Shares bear to the net assets of the Fund, excluding the value of subscriptions receivable.

GAIN/LOSS ALLOCATIONS

  Realized gains and losses, and unrealized appreciation and depreciation will be allocated to each class on the basis of the net assets of that class in relation to the net assets of the Fund.

  In addition, in the event that the unrounded net asset value of any class of the Fund differs from the unrounded net asset value of any other class of the Fund by $0.00001 or more, the Fund, which is a money market fund operating in reliance on Rule 2a-7, and utilizes the amortized cost method of valuation and maintains a stable net asset value per share, shall reallocate undistributed capital among its outstanding share classes so that, following such reallocation, the unrounded net asset value per share of the classes shall be the same, so long as the Board of Directors, including a majority of the independent Directors, determines that the reallocation is in the best interests of shareholders and is fair to shareholders, with the Board of Directors, including a majority of the independent

Directors, reserving the ability to make such determination in advance of any or all such reallocations.

DIVIDENDS AND DISTRIBUTIONS

  Dividends and other distributions paid by the Fund to each class of shares will be paid on the same day and at the same time, and will be determined in the same manner and will be in the same amount, except that the amount of the dividends and other distributions declared and paid by a particular class may be different from that paid by another class generally only because of differing Class Level Expenses borne by each class.

EXCHANGE PRIVILEGE

  Each class of shares is exchangeable for the other class of shares or for the same or other classes of shares of any T. Rowe Price mutual fund subject to the conditions of any such fund’s then-current prospectus.

GENERAL

  Each class of shares shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangements and shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class.

  On an ongoing basis, the Board of Directors, pursuant to their fiduciary responsibilities under the 1940 Act and otherwise, will monitor the Fund for the existence of any material conflicts among the interests of its several classes. The Board of Directors, including a majority of the independent Directors, shall take such action as is reasonably necessary to eliminate any such conflicts that may develop. T. Rowe Price Associates, Inc. will be responsible for reporting any potential or existing conflicts to the Board of Directors.

  Effective as of October 30, 2017.

CAPS\Documents\Agreements\Rule18F3 Agreements\CAM-CMIRule18F3.docx